EXHIBIT 3.1

ARTICLES OF INCORPORATION OF
MAMMATHETICS CORP.
A FLORIDA CORPORATION

The undersigned, acting as incorporator of a Florida Corporation under the Florida General Corporation Act 607 Florida Statutes, adopts the following Articles of Incorporation for such corporation:

ARTICLE I. NAHE

The name of the corporation is Mammathetics Corp.

ARTICLE II. DURATION

The corporation shall have perpetual existence.

ARTICLE III. PURPOSE

The corporation is organized for the purpose of transacting any and all lawful business for which corporations may be incorporated in the State of Florida.

ARTICLE IV. CAPITAL STOCK

The corporation is authorized to issue two hundred million (200,000,000) shares of all of one class, of .0001 dollar par value common stock.

ARTICLE V. INITIAL REGI&TERED OFFICE AND AGENT

The street address of the initial registered office of the corporation is 1512 N.W. 7th Place, Gainesville, Florida 32603 and the name of the initial registered agent of the corporation at that address is Mark Goldstein.

ARTICLE VI. INITIAL BOARD OF DIRECTORS

The corporation shall have one director initially. The number of directors may be either increased or decreased from time to time by the By-Laws of the Corporation, but shall never be less than one. The name and address of the initial director of the corporation is:

Hark Goldstein
1512 N.W. 7th Place
Gainesville, Florida 32603

ARTICLE VII. LIMITATION OF REMOVAL OF DIRECTORS

The shareholders of the corporation shall not entitled to remove any director from office during his term without cause.

ARTICLE VIII. INCORPORATOR

The name and address of the person signing these Articles is:

Joel Berman
5961 S.W. 16 Court
Plantation, Florida 33317

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 2nd day of November 1981 at 10:00 a.m.

Incorporator